EXHIBIT 77I

ITEM 77I/77Q1(D) - TERMS OF NEW OR AMENDED SECURITIES:
On August 31, 2011, a Form Type 485BPOS, ACCESSION NO. 0001193125-11-238082, an amendment to the registration statement of the Registrant, was filed with the SEC. This amendment registered various new classes of shares for certain series of the Registrant, effective August 31, 2011, and describes the characteristics of the new share classes. Class Z Shares were added to the Columbia Massachusetts Tax-Exempt Fund and Columbia New York Tax-Exempt Fund.

An Amended and Restated Multi-Class Plan, pursuant to Rule 18f-3(d), for the Funds dated September 7, 2010, amended on June 30, 2011 is incorporated by reference to Post-Effective Amendment No. 130 to the registration statement of the Registrant on Form Type 485BPOS filed on September 28, 2011, ACCESSION NO. 001193125-11-258869.